                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Ariba, Inc.:



We consent to the incorporation herein by reference of our report dated October 18, 1999, except as to Note 8, as to which the date is December 16, 1999, relating to the consolidated financial statements of Ariba, Inc. and subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, and the related financial statement schedule, which report appears in the September 30, 1999 annual report on Form 10-K of Ariba, Inc.

Mountain View, California
January 28, 2000                                     /s/ KPMG LLP